CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights,” in the Prospectus, and “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated August 27, 2012 on the June 30, 2012 financial statements of COUNTRY Mutual Funds Trust (the “Trust”), comprised of COUNTRY Growth Fund and COUNTRY Bond Fund, in this Post-Effective Amendment No. 34 to the Registration Statement under the Securities Act of 1933 (N-1A, File No. 333-68270) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Minneapolis, MN
October 30, 2012